Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-102460, 333-100215, 333-56430, 333-105863, 333-113152 and 333-122471) of Alamosa Holdings, Inc. of our report dated March 2, 2005 relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated March 2, 2005 relating to the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Dallas, Texas
March 2, 2005